UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2021

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

66 South Hanford Street, Suite 150, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry Into a Material Definitive Agreement.

On July 14, 2021, Jones Soda Co. (“Jones” or the “Company”) issued a $2,000,000 unsecured convertible debenture to SOL Verano Blocker 1 LLC (the “Convertible Debenture”) that is convertible into units of Jones (each a “Jones Unit”) at a conversion price of $0.50 per Jones Unit (the “Conversion Price”), with each Jones Unit consisting of one share of Jones common stock (each a “Jones Share”) and one share purchase special warrant of Jones (each a “Jones Special Warrant”). Each Jones Special Warrant will be exercisable into one Jones Share at a price of $0.625 per Jones Share for a period of 24 months from the date of issuance, conditional upon Jones increasing its authorized capital to an amount to cover the Jones Shares issuable pursuant to all of the outstanding Jones Special Warrants as well as the other Jones Shares issuable pursuant to the then outstanding convertible/exercisable securities of Jones. Pursuant to the terms of the Convertible Debenture, upon satisfaction or waiver of the conditions precedent to the closing of the Plan of Arrangement (defined below), the entire principal amount on the Convertible Debenture and all accrued interest thereon shall automatically convert into Jones Units at the Conversion Price.

The Convertible Debenture matures on the earlier of July 14, 2023 or 60 days after either any agreement between Pinestar Gold Inc. (“Pinestar”) and the Company respecting the Plan of Arrangement is terminated or the debentureholder receives notice from either Pinestar or the Company that the Plan of Arrangement is unlikely to occur within seven months of the date of the Convertible Debenture (the “Maturity Date”), and accrues interest a rate of 5.00% (which will increase to 18% if an Event of Default (as defined in the Convertible Debenture) occurs or in the event that the Plan of Arrangement does not occur within seven months of the date of Convertible Debenture) that is payable on the last day of December in each year commencing on December 31, 2021, as well as the Maturity Date, and the date on which all or any portion of the Convertible Debenture is converted or repaid.

The terms of the Convertible Debenture restrict, amongst other things, the amount of additional debt the Company can incur, as well as the number of Jones Shares the Company can issue, without the consent of the debentureholder. The terms of the Convertible Debenture also provide that Jones shall use the principal amount of the Convertible Debenture exclusively for the costs and expenses associated with pursuing and completing the Plan of Arrangement, and for the purpose of expanding Jones’ business to the production of cannabis-containing beverages and related products.

The issuance of the Convertible Debenture was exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

In connection with the issuance of the Convertible Debenture, Jones also signed on July 14, 2021, a registration rights agreement with SOL Verano Blocker 1 LLC (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company is required to file a registration statement with the United States Securities and Exchange Commission (the “SEC”) within 30 days from the conversion of the Convertible Debenture that registers for resale the Jones Shares issued upon the conversion of the Convertible Debenture as well as the Jones Shares issuable upon the exercise of the Jones Special Warrants issued in connection with the conversion of the Convertible Debenture. The failure on the part of the Company to file the registration statement with the SEC within this timeframe may subject the Company to payment of certain monetary penalties.

The foregoing description of the Convertible Debenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Convertible Debenture and Registration Rights Agreement, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2, respectively, and are incorporated into this Item 1.01 by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained or incorporated in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained or incorporated in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events

On July 14, 2021, in connection with the issuance of the Convertible Debenture, Jones entered into a non-binding term sheet (the “Term Sheet”) with Pinestar and SOL Global Investments Corp. (“SOL”). Under the terms of the Term Sheet, Jones intends to acquire all of the outstanding common shares of Pinestar (after a planned consolidation of such shares) and warrants exercisable into common shares of Pinestar in exchange for an aggregate of 4,000,000 Jones Shares and 1,674,808 warrants exercisable into Jones Shares as part of a statutory plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia) and in reliance on applicable exemptions from the prospectus and registration requirements under Canadian and United States securities laws.

The Term Sheet also provides that Pinestar intends to complete an offering of subscription receipts (“Subscription Receipts”) for minimum aggregate gross proceeds of US$8,000,000, at a price per Subscription Receipt equal to $0.50. The Subscription Receipts are intended to automatically convert into units of Pinestar (the “Pinestar Units”) on a one-for-one basis if certain conditions relating to the Plan of Arrangement are met, with each Pinestar Unit expected to consist of one common share of Pinestar and one new share purchase warrant of Pinestar, which are then expected to be immediately exchanged for, or adjusted into, Jones Units as part of the Plan of Arrangement in accordance with a 1:1 exchange ratio.

The proposed transactions outlined in the Term Sheet are subject to, amongst other conditions, due diligence by the parties, the negotiation and execution of a definitive agreement, approval of any applicable regulators, including any applicable securities exchanges, and approval by both the shareholders of Pinestar and the Supreme Court of British Columbia.

The Term Sheet is intended to express only a mutual indication of interest in the Plan of Arrangement and corresponding offering of Subscription Receipts and does not represent a legally binding commitment or obligation on the part of the parties, and there can be no assurances that either the Plan of Arrangement or the offering of Subscription Receipts will be consummated. The terms of the Plan of Arrangement and corresponding offering of Subscription Receipts must be set forth in a definitive agreement. There are no assurances that Jones will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed Plan of Arrangement and/or corresponding offering of Subscription Receipts will be consummated. Even if a definitive agreement is executed, the terms of the proposed Plan of Arrangement and/or corresponding offering of Subscription Receipts may change materially from the terms set forth in the Term Sheet. There will be many conditions to closing, many of which are outside of the parties’ control and it cannot be predicted whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement.

On July 15, 2021, the Company issued a press release announcing the entering of the Term Sheet, the issuance of the Convertible Debenture, and the other transactions described herein. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Statements Regarding Forward Looking Information

Certain statements in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, the inability of the parties to the Term Sheet to enter into a definitive agreement with respect to the proposed transactions outlined in the Term Sheet or to complete such transactions contemplated by the Term Sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other parties, the inability to recognize the anticipated benefits of the Plan of Arrangement, which may be affected by, among other things, the ability to meet the listing standards of any Canadian stock exchange following the consummation of the Plan of Arrangement, costs related to the proposed Plan of Arrangement, the timing of the completion of the Plan of Arrangement, the Company’s ability to execute its plans to develop and market cannabis-infused beverages and edibles and the timing and costs of the development of this new product line, the Company’s estimates of the size of the markets for its potential cannabis products, potential litigation involving the Company, global economic conditions, geopolitical events and regulatory changes, and access to additional financing. Other factors include the possibility that the Plan of Arrangement does not close, including due to the failure to receive required security holder and/or court approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. More information about factors that potentially could affect the Company’s operations or financial results is included in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 24, 2021 and in the other reports filed with the SEC since that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this Current Report on Form 8-K. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this Current Report on Form 8-K, whether as a result of new information, future events or otherwise.

Item 9.01          Financial Statements and Exhibits

(d)                  Exhibits.

Exhibit No.         Description

10.1                      5.00% Senior Unsecured Convertible Debenture due July 14, 2023.

10.2                       Registration Rights Agreement dated July 14, 2021 between the Company and SOL Verano Blocker 1 LLC.

    99.1                       Press Release dated July 15, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO.

July 20, 2021	By:	/s/ Mark Murray
Mark Murray Chief Executive Officer and President